Exhibit 99 - Press release issued February 24, 2005

1411 Third Street, P.O. Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS YEAR-END AND FOURTH QUARTER 2004 RESULTS

PORT HURON, MI, February 24, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) today announced its financial results for the quarter and year ended December 31, 2004.

QUARTERLY RESULTS
The net loss available to common shareholders for the fourth quarter of 2004 was essentially breakeven compared to net income of $4.8 million, or $0.17 per share, for the fourth quarter of 2003. The decrease in results is largely attributed to expenses incurred in connection with the Atlas arbitration proceeding that decreased net income $4.3 million. An increase in professional fees and expenses (primarily related to Sarbanes-Oxley law compliance activities), an increase in business taxes, increased unaccounted-for gas costs and an impairment of goodwill and fixed assets at the Company’s information technology services operations also reduced net income by $3.0 million. In addition, an increase in financing costs decreased net income by $0.9 million.

These items were partially offset by a decrease in losses from discontinued construction services operations of $0.8 million, net of income taxes, and additional income tax benefits of approximately $2.2 million as a result of a change in estimate of prior years’ state income taxes. As part of the recent restructuring of the Company’s information technology operations, the Company has decided to exit the residential Internet Service Provider (ISP) portion of its ISP business. As a result of this decision, the Company recognized impairments of goodwill and fixed assets associated with that business. The increase in business taxes is attributed to a $0.9 million fourth quarter 2004 after-tax adjustment to the amount of the proceeds the Company expects to receive from pending property tax appeals.

YEAR-TO-DATE RESULTS
For the year 2004, the Company incurred a net loss available to common shareholders of $8.4 million, or $0.30 per share, compared to a net loss of $30.0 million, or $1.34 per share, for the year 2003. The $21.6 million improvement in results was due in large part to a $15.5 million decrease in losses from discontinued construction services operations, the non-recurrence in 2004 of $15.0 million recorded in 2003 for debt exchange and extinguishment costs, a $0.8 million increase in gas transportation revenue, and an additional income tax benefit of $2.2 million as a result of a change in estimate of prior years’ state income taxes.
The above items were partially offset by a number of factors which, like the above factors, are all reported on an after-tax basis. Gas sales margin decreased by $1.2 million and other operating revenues decreased by approximately $0.9 million, while financing costs increased by $1.8 million.

There were also increases in operating expenses including $1.8 million in costs associated with the Atlas arbitration proceeding and the payment of $3.4 million to settle the matter in December 2004. In addition, professional fees increased by approximately $1.5 million, due primarily to Sarbanes-Oxley compliance costs, and commercial insurance and claims costs increased by approximately $0.4 million. Property and other taxes also increased by $1.5 million due in large part to the $0.9 million fourth quarter 2004 property tax adjustment previously discussed. The $0.3 million impairment of goodwill and fixed assets at the Company’s information technology operations which was also discussed previously, also contributed to the increase in operating expenses for the full year 2004. These items were partially offset by a decrease in retiree medical costs due to plan changes and the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and a decrease in uncollectible gas customer accounts.
The increase in gas transportation revenue was primarily the result of an increase in gas transportation deliveries at the Company’s ENSTAR Division in Alaska. The decrease in gas sales margin was primarily caused by a decrease in gas sold, mostly due to warmer weather when compared to 2003, the impact of gas sales customers at ENSTAR switching to transportation service, and an increase in unaccounted-for gas costs. The impact of these items was partially offset by additional gas sales margins from new customers. The decrease in other operating revenues was due primarily to lower revenues from Norstar, offset partially by an increase in miscellaneous gas customer fees. Norstar experienced higher revenues in 2003 due to a large construction management project.
The increase in financing costs for 2004 was due primarily to the impact of the issuance of the Convertible Preferred Stock and a lower amount of short-term bank financing compared to 2003.

IMPACT OF WEATHER
Temperatures during 2004 were 6.0 percent warmer than normal in Alaska and essentially normal in Michigan. During 2003, temperatures in Alaska were 8.0 percent warmer than normal, while in Michigan, temperatures were 4.7 percent colder than normal. The Company has estimated that the combined variations from normal weather decreased net income by approximately $2.4 million during 2004 and by approximately $1.5 million during 2003.

2005 OUTLOOK
The Company currently expects its 2005 net income available to common shareholders to be in the range of $.30 to $.34 per share. This earnings outlook for 2005 includes the impact of the Company’s continuing initiatives to improve its balance sheet and capitalization. To this end, the Company’s financing plans currently contemplate the issuance of approximately $25 million of common equity in the second half of 2005. The intended use of proceeds from this issuance is to redeem at par a like amount of the Company’s 10.25 percent subordinated debentures and related Trust Preferred Securities. While the securities are callable at par as of April 2005, if this redemption occurs the Company would expect to expense approximately $0.6 million (after-tax) of unamortized non-cash issuance costs, or approximately $.02 per share. This earnings estimate assumes normal weather in the Company’s gas distribution markets for 2005, the contemplated equity offering and related debt redemption, no other significant changes in the Company’s capital structure, and a timely and favorable outcome to the Company’s pending rate case in Michigan.
Under the terms of the Company’s Convertible Preference Stock issued to an affiliate of K-1 Ventures Limited, the Company is charged with obtaining certain regulatory approvals regarding K-1’s investment in the Company from the Regulatory Commission of Alaska (RCA) by March 19, 2005. If the Company is unable to obtain such approvals, the dividend rate on the Preference Stock will increase automatically by 1 percent on March 19, 2005, and increase further by 1 percent each quarter until such approvals have been obtained, up to a maximum increase of 12 percent. Among other possible alternatives, the terms of the Preference Stock allow for its repurchase by the Company if such approvals are not received by March 19, 2005. Under these circumstances, the Preference Stock repurchase price would be the Liquidation Preference ($1,000 plus accrued and unpaid dividends) per share plus an amount equal to the cash value of the dividends the holder would have been entitled to receive over the following 12 months. The RCA proceeding requesting such approvals is ongoing.

The Alaska Attorney General has intervened in this proceeding, asserting in his initial comments, among other things, that (i) the Company’s issuance of the Convertible Preference Stock and warrants to K-1 resulted in a change of control requiring prior approval by the RCA, (ii) such a change of control does not adversely affect ENSTAR Natural Gas and therefore should be approved by the RCA, and (iii), in connection with approving this change of control, the RCA should institute a rate proceeding to review ENSTAR’s base rates, using a 2005 test year and a new depreciation study for ENSTAR’s property. The Company believes that no change of control occurred upon the issuance of the Convertible Preference Stock and warrants to K-1 and thus no RCA approval was required. The Company believes that a change in control finding by the RCA may have adverse regulatory consequences. The Company also opposes the proposal that the RCA institute a rate proceeding to review ENSTAR’s base rates. The guidance provided above does not reflect any consequences arising from the RCA proceeding.

The Company continues to generate strong cash flow in its core gas distribution business. On a consolidated basis, the Company anticipates cash from operations for 2005, as measured by Adjusted EBITDA, to be in a reasonable range around $94 million. Cash from operations was used to meet capital expenditure requirements for 2004, totaling $38.9 million. Estimated capital expenditures for 2005 are expected to be $39.5 million.

Adjusted EBITDA represents earnings before interest, dividends on convertible preference stock, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. Adjusted EBITDA is presented here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt. While the Company believes Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP, and the Company does not intend Adjusted EBITDA to represent cash flows from operations as defined by GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. Our calculation of Adjusted EBITDA may or may not be consistent with that of other companies. Management views Adjusted EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected Adjusted EBITDA to projected cash flow from operations is included in the following statistics.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “Financial results for 2004 are a disappointment. They do not reflect the positive steps taken during 2004 to refocus the Company on its natural gas distribution businesses in Michigan and Alaska. The Company can be expected to report more positive results in 2005 as a result of the difficult decisions made in 2004.”

SEMCO ENERGY, Inc. distributes natural gas to approximately 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Statement of Operations data

Operating revenues	$164,756	$143,705	$508,336	$472,955

Cost of gas sold	118,001	94,997	346,241	308,919
Operations and maintenance	17,747	17,608	67,333	65,152
Depreciation and amortization	6,855	6,817	27,578	27,448
Property and other taxes	4,418	2,489	13,149	10,739
Expenses related to the terminated sale of a subsidiary	6,830	-	8,398	-
Goodwill impairment charge	152	-	152	-

Operating income (loss)	10,753	21,794	45,485	60,697

Other income and (deductions)
Interest expense	(11,020)	(11,362)	(44,293)	(39,685)
Debt exchange and extinguishment costs	-	-	-	(24,030)
Other	682	502	2,497	2,154
Total other income and (deductions)	(10,338)	(10,860)	(41,796)	(61,561)

Income tax (expense) benefit	1,759	(4,185)	467	80

Minority interest - dividends on trust preferred securities, net of
income taxes	-	-	-	(4,300)

Income (loss) from continuing operations	2,174	6,749	4,156	(5,084)

Income (loss) from discontinued operations, net of income taxes	(1,090)	(1,906)	(9,339)	(24,871)

Net income (loss)	1,084	4,843	(5,183)	(29,955)

Dividends on convertible preference stock	(1,120)	-	(3,203)	-

Net income (loss) available to common shareholders	$(36)	$4,843	$(8,386)	$(29,955)

Earnings per share - basic
Income (loss) from continuing operations	$0.08	$0.24	$0.15	$(0.23)
Net income (loss) available to common shareholders	$(0.00)	$0.17	$(0.30)	$(1.34)

Earnings per share - diluted
Income (loss) from continuing operations	$0.06	$0.24	$0.12	$(0.23)
Net income (loss) available to common shareholders	$(0.00)	$0.17	$(0.30)	$(1.34)

Cash dividends declared per share	$-	$0.150	$0.075	$0.350
Cash dividends paid per share	$-	$0.075	$0.150	$0.400

Average number of common shares outstanding
Basic	28,374	28,001	28,263	22,297
Diluted	36,167	28,019	33,726	22,297

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and Adjusted EBITDA)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Business Segment Information

Operating revenues
Gas Distribution	$161,786	$140,667	$498,249	$462,889
Corporate and Other	4,935	4,884	17,152	17,220
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,965)	(1,846)	(7,065)	(7,154)
Consolidated operating revenues	$164,756	$143,705	$508,336	$472,955

Operating income (loss)
Gas Distribution	$17,409	$21,440	$52,760	$59,222
Corporate and Other	(6,656)	354	(7,275)	1,475
Consolidated operating income	$10,753	$21,794	$45,485	$60,697

Depreciation and amortization expense
Gas Distribution	$6,429	$6,360	$25,925	$25,528
Corporate and Other	426	457	1,653	1,920
Consolidated depreciation and amortization expense	$6,855	$6,817	$27,578	$27,448

Gas Distribution Operating Statistics

Volumes sold (MMcf)	21,113	21,256	66,165	67,272
Volumes transported (MMcf)	13,904	13,020	56,619	51,358
Number of customers at end of period	398,225	390,677	398,225	390,677
Weather statistics:
Degree days
Alaska	3,264	3,573	9,573	9,384
Michigan	2,305	2,238	6,726	7,063
Percent colder (warmer) than normal
Alaska	(11.2)%	(3.6)%	(6.0)%	(8.0)%
Michigan	(1.3)%	(5.2)%	(.3)%	4.7%

Statement of Financial Position data at December 31, 2004
Total assets	$925,962
Cash and temporary cash investments	2,119
Short-term notes payable	39,300
Current maturities of long-term debt	15,092
Long-term debt	483,335
Convertible preference stock	48,405
Common shareholders' equity	166,086

Reconciliation of Forecasted Adjusted EBITDA to Cash From Operations
(dollars in millions)
	Forecasted
	Year
	Ending
	Dec. 31,
	2005
Adjusted EBITDA	$94
Dividends on Convertible Preference Stock	5
EBITDA	$89

Interest expense	(43)
Income tax expense	(8)
Changes in assets and liabilities and
other non-cash items	6
Cash flow from operations	$44

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